Trust I

Item 77I - The following classes were created during the period covered by the N-SAR:
1) Direct Shares for Prime Money Market Fund and Tax Free Money Market Fund. This class is described in the prospectus for the Direct Shares (SEC Accession
No. 0001145443-09-001242).
2) Investor Shares for Prime Money Market Fund.  This class is described in the prospectus for Investor Shares (SEC Accession No. 0001145443-09-001074 )
3) Service Shares for Prime Money Market Fund.  This class is described in the prospectus for Service Shares (SEC Accession No. 0001145443-09-001074 )